Exhibit 10.31
AMENDMENT NO. 1 TO
CARTER TODD SEVERANCE AGREEMENT
     This Amendment No. 1 to Severance Agreement, dated as of November 4, 2005 (the “Amendment”) is by and between Gaylord Entertainment Company, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the “Company” or “GEC”) and Carter R. Todd, a resident of Nashville, Davidson County, Tennessee (“Executive” or “Key Employee”).
W I T N E S S E TH:
     WHEREAS, the Company and Executive entered into that certain Severance Agreement dated as of July 3, 2001 (the “Severance Agreement”), pursuant to which, among other things, the Company agreed to compensate the Executive in certain circumstances if he were terminated, among other things, following a change of control;
     WHEREAS, the Company and Executive have now agreed to various amendments to the Severance Agreement;
     NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, the parties hereto agree as follows:
     1. Amendment of Section 1 of Severance Agreement. The first sentence of Section 1 of the Severance Agreement is deleted in its entirety and replaced with the following new sentence:
     “For purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if: (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business); (ii) individuals who, as of the date of this Amendment, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that any individual who becomes a director after such date whose election or nomination for election by the Company’s shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934), “tender offer” (as such term is used in Section 14(d) of the Securities Exchange Act of 1934) or a proposed transaction described in clause (iii) below) shall be deemed to be members of the Incumbent Board; (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or (iv) the Company sells all or substantially all of the assets of the Company.”
     2. Amendment of Section 5(b) of Severance Agreement. Section 5(b) of the Severance Agreement is deleted in its entirety and replaced with the following new provision:
     “(b) or if
(i)	there is a reduction in Executive’s salary under Section 3(a), a reduction in Executive’s benefits, or a material change in Executive’s status, working conditions or management responsibilities;

(ii)	Executive is required to relocate his residence more than 100 miles from his city of employment;

(iii)	there is any adverse change by Company in the Executive’s position or title in effect immediately prior to such Change of Control, whether or not any such change has been approved by a majority of the members of the Board; or

(iv)	the assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status immediately prior to such Change of Control or a substantial adverse alteration in the nature of his responsibilities, and Executive voluntarily terminates his employment within 60 days of any such event, or the last in a series of events, then Executive shall be entitled to continue to receive those benefits described in Section 5(c) and to receive a lump sum payment (“Severance Compensation”) equal to the sum of: (i) the payment of three (3) times Executive’s “Base Amount” for the year in which such termination shall occur; (ii) the payment of three (3) times Executive’s Annual Bonus for the preceding year; (iii) any unpaid portion of any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred and any ocher benefits owed to Executive pursuant to any Written employee benefit plan or policy of the Company; and (iv) any portion of the Additional Amount lot theretofore paid, as described in paragraph (d) below. In addition, the Executive shall receive (i) the portion of restricted stock that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all restricted stock grants that are subject to restrictions as of the date of termination; and (ii) the vested portion of Executive’s Stock Options and the acceleration and immediate vesting of any unvested portion of Executive’s Stock Options. Executive shall have two (2) years from the date of such termination to exercise all vested Stock Options.”

     3. Miscellaneous Provisions.
     (a) The Severance Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations under the Severance Agreement shall hereinafter be determined and enforced under the Severance Agreement, as amended, subject in all respects to such amendments, modifications, and supplements, and all terms and conditions of this Amendment.
     (b) Except as expressly set forth in this Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Severance Agreement are hereby ratified, readopted, approved, and contained and remain in full force and effect.
     (c) Except as provided by this Amendment, or unless the context or use indicates another or different meaning or intent, the words and terms used in this Amendment shall have the same meaning as in the Severance Agreement.
     (d) This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Colin Reed
Title: CEO

EXECUTIVE

By:	/s/ Carter R. Todd
Carter R. Todd

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